FRANCHISE FINANCE CORPORATION OF AMERICA

                              OFFICER'S CERTIFICATE

     The undersigned, John Barravecchia and Dennis L. Ruben, do hereby certify that they are the duly appointed and acting Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary and Executive Vice President, General Counsel and Secretary, respectively, of Franchise Finance Corporation of America, a Delaware corporation (the "Company"). Each of the undersigned also hereby certifies, pursuant to the Indenture dated as of November 21, 1995 (the "Indenture"), by and between the Company and Wells Fargo Bank Arizona, National Association, as successor in interest to Norwest Bank Arizona, National Association, as Trustee (the "Trustee"), that:

     1. Pursuant to the resolutions adopted by the Executive Committee of the Board of Directors of the Company on September 13, 2000, a series of Debt Securities (as defined in the Indenture) to be issued under the Indenture has been established: the 8.75% Senior Notes due 2010 (the "Notes"), and such series is to have the following terms:

          (a) The Notes shall constitute a series of Securities having the title "8.75% Senior Notes due 2010."

          (b) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.04, 3.05,
     3.06 or 9.06 of the Indenture) shall be $150,000,000.

          (c) The entire outstanding principal of the Notes shall be payable on October 15, 2010 (the "Maturity Date"), unless earlier redeemed as provided below.

          (d) The rate at which the Notes shall bear interest shall be 8.75% per annum; the date from which such interest shall accrue shall be September 21, 2000; the Interest Payment Dates on which such interest will be payable shall be April 15 and October 15 of each year, beginning April 15, 2001; the Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the preceding April 1 (in the case of interest payable on any April 15) and October 1 (in the case of interest payable on any October 15); and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30 day months.

          (e) The place in addition to the Borough of Manhattan, The City of New York, where the principal of and interest on the Notes shall be payable and Notes may be surrendered for the registration of transfer or exchange shall be the Corporate Trust Office of the Trustee at 100 West Washington, Phoenix, Arizona, 85003. The place in addition to the Borough of Manhattan, The City of New York, where notices or demands to or upon the Company in respect of the Notes and the Indenture may be served shall be the Corporate Trust Office of the Trustee at 100 West Washington, Phoenix, Arizona, 85003.
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          (f) The Notes will be  redeemable,  at the option of the  Company,  in whole or in part at any time or from time to time, upon not less than 30 and not more than 60 days' notice, on any date prior to maturity (the "Redemption Date") at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued interest to the Redemption Date.

               The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

               (1) the sum of the present values, calculated as of the Redemption Date, of:

                    (a) each  interest  payment that,  but for such  redemption, would have been payable on the Note (or portion thereof) being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

                    (b) the  principal  amount  that,  but for such  redemption, would have been payable at the final maturity of the Note (or portion thereof) being redeemed;

               over

               (2) the principal amount of the Note (or portion thereof) being redeemed.

          The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 35 basis points.

          The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; PROVIDED, that if the Company fails to make such appointment at least 30 calendar days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Salomon Smith Barney Holdings Inc., or an affiliate thereof, or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

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
          For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

          The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation. On a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

          Any notice to the holders of Notes of such a redemption need not set forth the redemption price of such Notes but need only set forth the calculation thereof as described in the immediately preceding paragraph. The redemption price, calculated as aforesaid, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the Redemption Date.

          In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

          (g) The Notes shall not be redeemable at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.

          (h) The Notes shall be issued in denominations of $1,000 and any integral multiple thereof.

          (i) The Trustee shall be the Security Registrar and Paying Agent.

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
          (j) The entire outstanding principal amount of the Notes shall be payable upon declaration of acceleration of its maturity pursuant to
     Section 5.02 of the Indenture.

          (k) Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

          (l) The Notes will be payable on the Maturity Date in an amount equal to the principal amount thereof plus unpaid interest accrued to such Maturity Date.

          (m) The Holders of the Notes shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

          (n) (i) There shall be no deletions from, modifications of or addition to the Events of Default with respect to the Notes set forth in the Indenture.

               (ii) There shall be the following additions to the covenants set forth in the Indenture with respect to the Notes:

                    LIMITATIONS  ON INCURRENCE  OF TOTAL DEBT.  The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of
               (A) the Company's Total Assets (as defined below) as of the end of the calendar quarter prior to the incurrence of such additional Debt and (B) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt.

                    LIMITATION ON INCURRENCE OF SECURED DEBT. In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind on any of its properties, and will not otherwise grant or convey any such mortgage, charge, pledge, encumbrance or security interest of any kind, if immediately after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles which is secured by any mortgage, charge, pledge, encumbrance or security interest of any kind on property of the Company or any Subsidiary is greater than 40% of the sum of (A) the Company's Total Assets as of the end of the calendar quarter prior to the incurrence of such Debt, and (B) any increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt.

                    DEBT  SERVICE   COVERAGE.   In  addition  to  the  foregoing
               limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of

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
               Consolidated Income Available for Debt Service (as defined below) to Annual Service Charge (as defined below) for the four consecutive calendar quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than
               1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom.

                    MAINTENANCE OF TOTAL  UNENCUMBERED  ASSETS. The Company will maintain at all times Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries.

               (iii) As used in Paragraph (n)(ii), the following terms have the meanings set forth below:

                    "ANNUAL  SERVICE  CHARGE" means the interest  expense of the
               Company and its Subsidiaries for the four consecutive fiscal quarters most recently ended, including, without limitation, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, net costs pursuant to hedging obligations, the interest component of all payments associated with Capitalized Leases, amortization of debt issuance costs, amortization of original issue discount, non-cash interest payments and the interest component of any deferred payment obligations.

                    "CAPITALIZED  LEASE"  means  any  lease of  property  by the
               Company or any Subsidiary as lessee that is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles.

                    "CONSOLIDATED  INCOME  AVAILABLE  FOR DEBT  SERVICE" for any
               period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for (A) interest on Debt of the Company and its Subsidiaries, (B) provision for taxes of the Company and its Subsidiaries based on income, (C) amortization of debt discount, (D) provisions for gains and losses on properties, (E) depreciation, (F) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (G) amortization of deferred charges.

                    "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

                    "DEBT"  means  any   indebtedness  of  the  Company  or  any
               Subsidiary, whether or not contingent, in respect of (A) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (B) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (C) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (D) Capitalized Leases, in the case of items of indebtedness under
               (A) through (C) above to the extent that any such items (other than letters of credit) would appear as liabilities on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

                    "SUBSIDIARY" means (A) any corporation,  association,  joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled to vote in the election of the directors, managers, trustees or other persons having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company, and (B) any partnership or limited liability company in which the Company or one or more of the other Subsidiaries of the Company, directly or indirectly, possesses more than a 50% interest in the total capital or total income of such partnership or limited liability company.

                    "TOTAL  ASSETS"  as  of  any  date  means  the  sum  of  (A)
               Undepreciated Real Estate Assets and, (B) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

                    "TOTAL  UNENCUMBERED  ASSETS"  means Total  Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

                    "UNDEPRECIATED  REAL ESTATE ASSETS" as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

               (iv) There shall be the following modification to the definition of "Subsidiary" set forth in the indenture with respect to the Notes:

                    "SUBSIDIARY" means (A) any corporation,  association,  joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled to vote in the election of the directors, managers, trustees or other persons having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company, and (B) any partnership or limited liability company in which the Company or one or more of the other Subsidiaries of the Company, directly or indirectly, possesses more than a 50% interest in the total capital or total income of such partnership or limited liability company.

          (o) The Notes shall be issuable only as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Note may exchange such interests for Notes of like tenor or any authorized form and denomination only in the manner provided in Section 3.05 of the Indenture. DTC shall be the depository with respect to each permanent global Note.

          (p) The Notes shall not be issuable as Bearer Securities.

          (q) Interest on the Notes shall be payable only to the Person in whose name the Note (or one or more predecessor Notes thereof) is registered at the close of business on the Regular Record Date for such interest payment.

          (r) Sections 14.02 and 14.03 of the Indenture shall be applicable to the Notes, including the Company's ability to defease "its obligations under any other covenant" as provided in Section 14.03 of the Indenture.

          (s) The Notes shall not be issuable in definitive form except under the circumstances described in Section 3.05 of the Indenture.

          (t) The Notes will be  authenticated  and  delivered  as  provided  in
     Section 3.03 of the Indenture.

          (u) The Company shall not pay Additional Amounts with respect to the Notes as contemplated by Section 10.10 of the Indenture.

          (v) The Notes shall not be convertible into Common Stock or Preferred Stock.

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          (w) The Notes  shall  not be  subordinated  to any  other  Debt of the
     Company, and shall constitute senior unsecured obligations of the Company.

     2. The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

     3. Each of the undersigned has read the Indenture and the definitions relating thereto and has examined the resolutions referred to in paragraph 1 above and the Notes and has made such examination or investigation as is necessary to enable the undersigned to represent as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with. On the basis of the foregoing, all such conditions precedent have been complied with.

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
     IN WITNESS WHEREOF, we have hereunto signed our names this 21st day of September, 2000.


                                        By /s/ John Barravecchia
                                           -------------------------------------
                                           John Barravecchia,
                                           Executive Vice President, Chief
                                           Financial Officer, Treasurer and
                                           Assistant Secretary


                                        By /s/ Dennis L. Ruben
                                           -------------------------------------
                                           Dennis L. Ruben,
                                           Executive Vice President, General
                                           Counsel and Secretary

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